Exhibit 10.27

EXECUTION COPY

SECOND

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

(a Delaware limited liability company)

THESE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933 OR

PURSUANT TO THE PROVISIONS OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS

ARE SET FORTH HEREIN

i

Schedule 1	Names, Addresses, Capital Accounts and Sharing Ratios of the Members
Schedule 2	List of Managers
Exhibit A	Glossary; Certain Interpretive Matters

ii

SECOND

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

This Second Amended and Restated Limited Liability Company Agreement of GBW Railcar Services Holdings, L.L.C. (the “Company”), dated August 20, 2018, is hereby duly adopted, approved, ratified, and confirmed as the limited liability company agreement of the Company by the Persons signing this Agreement as the Members of the Company.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on June 4, 2014 in accordance with the Act;

WHEREAS, the Company formed GBW Railcar Services, L.L.C., a Delaware limited liability company (“GBW Operating Sub”) as a wholly-owned subsidiary of the Company;

WHEREAS, the parties now desire to dissolve and wind up the Company and GBW Operating Sub, as contemplated and provided for in that certain Dissolution Agreement, dated August 20, 2018, as entered into by and between the parties hereto and certain of their Affiliates (the “Dissolution Agreement”), and, in connection with such dissolution and winding up as contemplated and provided for in the Dissolution Agreement, desire to enter into this Agreement for purposes of amending and restating in its entirety the Company’s existing Amended and Restated Limited Liability Company Agreement dated as of July 18, 2014 (the “Prior LLC Agreement”), effective immediately after the Closing under the Dissolution Agreement (the “Effective Time”); and

WHEREAS, the parties desire to set forth the applicable terms that will apply to the Company as a limited liability company during the continuation of its existence while winding up in accordance with the Act and the Dissolution Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

All capitalized terms used in this Agreement have the meanings specified herein or in the Glossary attached as Exhibit A. In addition, the interpretive matters set forth in Exhibit A are incorporated herein, and any capitalized terms used in this Agreement but not otherwise defined herein have the meanings specified in the Dissolution Agreement.

ARTICLE 2

Organization

Section 2.1 Formation.

The Company was formed upon the filing of the Certificate of Formation of the Company with the Delaware Secretary of State on June 4, 2014, pursuant to the Act.

Section 2.2 Name, Principal Office.

The name of the Company is GBW Railcar Services Holdings, L.L.C. The Company will maintain its principal office at the address determined by the Managers from time to time. The Managers may at any time change the location of the Company’s office and may establish additional offices if they deem it advisable. The Managers (or the applicable Officer, if authorized by the Managers) will promptly give any other Persons written notice of any change in location of the principal office of the Company, to the extent necessary.

Section 2.3 Registered Office and Registered Agent.

The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, New Castle County, and the name of its registered agent at such address for service of process will be Corporation Service Company, or such other registered office or registered agent as the Managers may determine from time to time.

Section 2.4 Purpose, Powers and Business.

(a) Purpose. The purposes and character of the business of the Company from and after the Effective Time are to wind up the Business, as conducted directly by the Company or indirectly by the GBW Operating Sub, and engage in any and all activities related or incidental thereto (collectively, “Winding Up Activities”).

(b) Powers. The Company will have all powers under the Act that are necessary or desirable to conduct the Winding Up Activities, as conducted directly by the Company or indirectly by the GBW Operating Sub, and any and all activities related or incidental thereto. The Company will carry out the foregoing activities pursuant to the arrangements set forth or provided for in this Agreement and the Dissolution Agreement.

Section 2.5 Outside Activities.

Notwithstanding any provision set forth in the Prior LLC Agreement, each Member agrees that all provisions, requirements and restrictions set forth in Section 2.5 of the Prior LLC Agreement are hereby terminated and shall have no further force or effect.

Section 2.6 Services.

The Members or their Affiliates may provide administrative, commercial, operational, project execution and other services to the Company or GBW Operating Sub from time to time in connection with the Winding Up Activities. Any such services will be provided pursuant to the Transition Services Agreement or the terms of any other services agreement as may be entered into by the service provider and the Company or GBW Operating Sub, as applicable, with the approval of both Managers.

Section 2.7 Term.

The term of existence of the Company is perpetual, subject to the dissolution and winding up of the Company as contemplated and provided for in the Dissolution Agreement and herein.

ARTICLE 3

Company Capital

Section 3.1 Capital Contributions and Loans of the Members.

In exchange for their respective Membership Interests, including each Member’s Sharing Ratio as set forth opposite its name on Schedule 1, each Member made certain Capital Contributions and loans to the Company pursuant to the Contribution Agreement and Prior LLC Agreement.

Section 3.2 Additional Funding by the Members.

(a) Additional Funding for Winding Up. In lieu of any additional funding obligations as contemplated or provided for in Article 3 of the Prior LLC Agreement, each Member agrees to make payments with respect to the following obligations as contemplated and provided for in the Dissolution Agreement (“Winding Up Payment Obligations”): (i) additional Capital Contributions required of such Member as set forth in Section 2.11(g)(i) of the Dissolution Agreement, and (ii) any other payment obligations of such Member as contemplated and provided for in the Dissolution Agreement. No payments by a Member with respect to any Winding Up Payment Obligations will be deemed a Capital Contribution except as expressly contemplated and provided for in Section 2.11(g)(i) of the Dissolution Agreement.

(b) Funding by Watco Members. The Watco Members shall be jointly and severally liable for payment of all Winding Up Payment Obligations required to be made by the Watco Members, however the Watco Members shall allocate between themselves all such Winding Up Payment Obligations in accordance with their respective Sharing Ratios.

Section 3.3 Company Capital.

(a) No Member will be paid interest on any Capital Contribution to the Company.

(b) No Member has the right to withdraw all or any part of its Capital Contribution or, except as expressly provided for herein or in the Dissolution Agreement, to receive any return on any portion of its Capital Contribution.

(c) Under circumstances involving any Distribution, no Member has the right to receive property other than as expressly provided for in the Dissolution Agreement.

Section 3.4 Liability of Members.

(a) No Member will be liable for the debts, liabilities, contracts or any other obligations of the Company or any Company Subsidiary, except to the extent expressly provided for in the Act or pursuant to the terms of any guaranty provided by a Member. No Member is liable for the debts, liabilities, contracts or any other obligations of any other Member.

(b) No Member is required to contribute to the capital of, or loan, the Company or any Company Subsidiary any funds other than as expressly required in this Agreement or the Dissolution Agreement.

(c) No Member will be liable for the return of all or any portion of the Capital Contributions of any other Member.

Section 3.5 Loans by Members or Affiliates.

Except as otherwise expressly provided for in this Agreement or the Dissolution Agreement, the Company and its Subsidiaries may not borrow from, lend to, or provide guarantees on behalf of, any Member or its Affiliates in connection with the Winding Up Activities.

Section 3.6 Capital Accounts.

(a) A Capital Account has been established and maintained for each Member. The Capital Account balance of each Member as of the Effective Time is described on Schedule 1 hereto. Upon the occurrence of events described in the definition of Book Value, the Managers shall increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company property on the Company’s books.

(b) A Member’s Capital Account will be increased by (i) the amount of cash and the initial Book Value of any property contributed by the Member to the Company as a Capital Contribution pursuant to this Agreement and the Dissolution Agreement, (ii) the Member’s allocable share of Profits, income and gain, and (iii) the amount of any liabilities of the Company that are expressly assumed by the Member after the Closing or that are secured by any Company property distributed to the Member.

(c) A Member’s Capital Account will be decreased by (i) the amount of cash and the Book Value of any Company property distributed to the Member pursuant to any provision of this Agreement and the Dissolution Agreement, (ii) the Member’s allocable share of Losses, deductions and other losses, and (iii) the amount of any liabilities of the Member that are expressly assumed by the Company after the Closing or that are secured by any property contributed by the Member to the Company.

(d) Subject to all other provisions of this Article 3 and the Dissolution Agreement, the Capital Account of each Member will be determined after giving effect to all transactions that have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Losses, including all contributions and Distributions. Any Person who acquires a Membership Interest directly from a Member will have a Capital Account that includes all or part, as the case may be, of the Capital Account balance of the Membership Interest so acquired or transferred. Any Member that Disposes of a Membership Interest shall have its Capital Account decreased by the amount so transferred pursuant to such Disposition.

(e) If any Member or any of its Affiliates makes a loan to the Company, such loan will not be considered a contribution to the capital of the Company and will not increase the Capital Account of the lending Member. Repayment of such loans will not be deemed withdrawals from the capital of the Company.

(f) Any fees, salary or similar compensation payable to a Member (including under the Transition Services Agreement) will be deemed a payment to a Member other than in its capacity as a Member pursuant to Code Section 707(a) or a guaranteed payment pursuant to Code Section 707(c) for federal income tax purposes, and not a Distribution to such Member for such purposes. Such payments to a Member will not reduce the Capital Account of the Member, except to the extent of its distributive share of any Company Losses or other downward capital adjustment resulting from such payment.

(g) From time to time the Managers may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, provided that such modification is not likely to have a material adverse effect on the amounts allocable for federal income tax purposes or distributable (whether or not in liquidation) to any Member pursuant to this Agreement.

(h) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations.

(i) No Member with a deficit balance in its Capital Account will have any obligation to the Company or any other Member to restore such deficit balance. In addition, a deficit Capital Account balance of a Member (or a deficit capital account of a venturer, member or partner in a Member) will not be deemed to be a Company asset or Company property.

Section 3.7 Sharing Ratios.

The Sharing Ratio of each Member as of the Effective Date and thereafter shall be as set forth in Schedule 1.

Section 3.8 Remedies for Non-payment of Winding Up Payment Obligations.

If the Watco Members fail to pay any of their required Winding Up Payment Obligations, the Greenbrier Member may choose, in its sole and absolute discretion, to cause GBW to take (and is authorized to act on behalf and in the name of GBW in that regard) such action (including the filing of a lawsuit) and to exercise any other rights and remedies available at law or in equity as deemed appropriate to obtain payment of the applicable Winding Up Payment Obligations by the Watco Members. If the Greenbrier Member fails to pay any of its required Winding Up Payment Obligations, the Watco Members may choose, in their sole and absolute discretion, to cause GBW to take (and are authorized to act on behalf and in the name of GBW in that regard) such action (including the filing of a lawsuit) and to exercise any other rights and remedies available at law or in equity as deemed appropriate to obtain payment of the applicable Winding Up Payment Obligations by the Greenbrier Member.

ARTICLE 4

Managers

Section 4.1 Number and Qualifications.

Subject to the Dissolution Agreement and any approval rights contained in the Act, the powers of the Company in conducting Winding Up Activities will be exercised by or under the authority of, and the Winding Up Activities will be conducted under the direction of, the GBH Manager and the Watco Manager (sometimes referred to herein individually as a “Manager” and collectively as the “Managers”). Managers need not be Members or residents of the State of Delaware. As provided in the Dissolution Agreement, one representative designated from time to time by Watco Mechanical as the Watco Manager by written notice to GBH and one representative designated from time to time by GBH as the GBH Manager by written notice to Watco Mechanical shall hold the positions of the two Managers of the Company, with the initial GBH Manager being Rick Turner and the initial Watco Manager being Rick Webb as indicated in Schedule 2 hereto.

Section 4.2 Actions With or Without a Meeting and Telephone Meetings.

Notwithstanding any provision contained in this Agreement or the Dissolution Agreement, all actions of the Managers provided for herein or in the Dissolution Agreement will be taken either at a meeting of the Managers and evidenced by written summary thereof executed by all Managers or by written consent without a meeting. Any meeting of the Managers may be held by telephone conference by means of which all Managers participating in the meeting can hear or otherwise communicate with each other, and participation in such a meeting will constitute presence in person at such meeting.

Section 4.3 Powers and Voting Rights of the Managers.

(a) Power of the Managers. Except as provided in this Agreement or the Dissolution Agreement, to the fullest extent permitted by the Act, the Managers have full; exclusive and complete discretion to manage and control the winding up of the Company, will make all decisions affecting the Winding Up Activities, will have full authority to take any action contemplated hereby or in the Dissolution Agreement and will have full power to exercise any and all rights generally inferred or conferred by Law in connection therewith.

(b) Voting Rights of the Managers. The exercise of any Voting Rights by the Managers must be set forth in a written instrument signed by both the GBH Manager and the Watco Manager.

Section 4.4 Restrictions on the Powers of Managers Acting Individually.

Notwithstanding anything to the contrary contained in this Article 4 or the Dissolution Agreement, a Manager has no power or authority to act individually on behalf of the Company except for such power or authority as may be specifically conferred upon such Manager by action of the Managers.

Section 4.5 Transactions with Related Parties.

The Company may agree, contract, or arrange with any Manager, Member or Officer or any Affiliate of any Manager, Member or Officer, for any Company purpose, provided that the terms and provisions of any such agreement, contract or arrangement must be approved as provided in Section 4.3(b).

Section 4.6 Indemnification of Managers.

(a) Subject to Section 4.6(b), the Company will indemnify the Managers relating to any action or omission in such capacity to the fullest extent permitted under the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Manager may be involved, or is threatened to be involved, as a party or otherwise so long as the Manager’s conduct was not finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or in bad faith. The termination of any proceeding by judgment, order or settlement, or the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that a Manager did not meet the requisite standard of conduct set forth in this Section 4.6(a). Any indemnification pursuant to this Section 4.6 will be made only out of the assets of the Company, including insurance proceeds, if any, and no Member shall be required to make any Additional Capital Contribution to the Company to fund such indemnification.

(b) The Company will reimburse a Manager on a monthly basis for reasonable expenses incurred by such Manager who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written undertaking by such Manager to return monies so advanced if it is ultimately determined that indemnification is not required under this Section 4.6 and (ii) a written affirmation by such Manager of such Manager’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 4.6 has been met; provided that such Manager will be required to reimburse the Company for all amounts that have been paid to such Manager by the Company if the Manager has been determined by a court of competent jurisdiction to not be entitled to indemnification under Section 4.6(a).

(c) The indemnification provided by this Section 4.6 is in addition to any other rights to which the Managers may be entitled under any agreement, as a matter of Law, or otherwise.

(d) The Company may purchase and maintain such insurance on behalf of the Managers, as the Managers determine, against any liability that may be asserted against or expenses that may be incurred by a Manager in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify the Manager against such liability under the provisions of this Agreement.

(e) In no event may any Manager subject the other Managers or any Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) No Manager will be denied indemnification in whole or in part under this Section 4.6 because the Manager or any Affiliate of the Manager had an interest in the transaction with respect to which the indemnification applies, if the transaction was approved by the Managers or the Members or was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 4.6 are for the benefit of the Managers and their respective heirs and personal representatives, and will not be deemed to create any rights for the benefit of any other Persons.

(h) Any amendment, modification or repeal of this Section 4.6 or any provision in this Section 4.6 will be prospective only and will not in any way affect the rights of any Manager under this Section 4.6 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

Section 4.7 Limitations on Liability of Members and Managers.

(a) In addition to the other limitations on liability set forth in this Agreement, no Person will be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as a Member or Manager of the Company or by such Person while serving at the request of the Company as a director, manager, officer, representative or in any other comparable position of any other enterprise, unless a court determines that such action or inaction constitutes willful misconduct, was knowingly fraudulent or in bad faith. With respect to each Manager and each Member, any and all other duties and responsibilities, including any fiduciary duties, are hereby eliminated and waived in their entirety to the extent permitted by applicable Laws, including the Act. A Member’s or Manager’s liability hereunder will be limited only for those actions taken or omitted to be taken by such Member or Manager in the exercise or discharge of such Member’s or Manager’s rights or obligations with respect to the management of the Winding Up Activities. The provisions of this Section 4.7 are not intended to limit the liability of any Member or Manager for any other obligations of such Member or Manager undertaken in this Agreement or any other agreement to which the Company is a party in such Member’s or

Manager’s capacity as a Member or Manager, or otherwise. Notwithstanding the foregoing limitation, each Member will be liable to the Company and to the other Members for any and all losses, costs, and expenses incurred by the Company or the other Members as a result of any breach by the Member of any terms or provisions of this Agreement. Nothing in this Agreement is intended to limit or eliminate the implied contractual covenant of good faith and fair dealing as contemplated by Section 18-1101 of the Act.

(b) In furtherance of the foregoing limitations on liability of the Members and Managers, the following provisions apply:

(1) a Member or Manager has no liability hereunder for failing to act if such act required the consent of some or all of the Managers or Members and the required consent to such action was not granted; and

(2) each of the Managers and the Members may engage and rely upon attorneys, accountants and other advisors on behalf of the Company even though such Persons may also be retained from time to time by a Member or any of a Member’s officers, directors, shareholders, members or partners, and such Persons may be engaged with respect to any matter in which the interest of the Company and a Member or Manager may differ, or may be engaged by both the Company and a Member or Manager with respect to any other matter. Neither the Managers nor the Members are responsible for any misconduct or negligence on the part of any such attorney, accountant or other advisor so long as such Person was selected with reasonable care.

Section 4.8 Officers.

(a) Number. The principal Officers of the Company, if any, will consist of a Chief Executive Officer and a Chief Financial Officer, and may also include a President, a Chief Operating Officer, one or more Vice Presidents, a Secretary and such other Officers and assistant Officers and agents as may be deemed necessary and elected or appointed by the Managers, at such time and in such manner and for such terms as the Managers may prescribe. Any two or more offices may be held by the same individual.

(b) General Duties; Fiduciary Duties. All Officers and agents of the Company, as between themselves and the Company, will have such authority, perform such duties and manage the Winding Up Activities of the Company as may be provided in this Agreement or as may be determined by the Managers. Each Officer has the same fiduciary duties to the Company and its Members as the officers of a Delaware corporation.

(c) Appointment, Term of Office and Qualifications. All Officers will be appointed by the Managers. Each Officer will hold office until a successor is chosen and qualified or until the death, resignation, or removal of such Officer.

(d) Removal. Any Officer or agent of the Company may be removed (with or without cause) by the Managers.

(e) Vacancies. Any vacancy in any office because of death, resignation, removal or any other cause may only be filled by the Managers.

(f) Resignation. Any Officer may resign at any time by giving written notice to the Managers. Such resignation will take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation will not be necessary to make it effective. Such resignation will be without prejudice to the contract rights, if any, of the Company.

(g) Chief Executive Officer. The Chief Executive Officer, if any, will have general and active management of the Winding Up Activities, subject, however, to the control and direction of the Managers. The Chief Executive Officer will, in general, perform all duties incident to the office of Chief Executive Officer and such other duties as from time to time may be assigned by the Managers.

(h) Chief Financial Officer. The Chief Financial Officer, if any, is the principal financial officer of the Company, subject, however, to the control of the Managers; will have charge and custody of and be responsible for, all funds of the Company and will deposit all such funds in the name of the Company in such banks, trust companies or other depositories as are selected by the Managers; will receive and give receipts for moneys due and payable to the Company from any source; and, in general, will perform all the duties incident to the office of the Chief Financial Officer and such other duties as from time to time may be assigned by the Managers. The Chief Financial Officer will render to the Managers, whenever the same are required, an account of all transactions of the Company and of the financial condition of the Company.

(i) President. The President, if any, will report to the Chief Executive Officer and will assist the Chief Executive Officer in the general and active management of the Winding Up Activities. The President will, in general, perform all duties incident to the office of President and such other duties as from time to time may be assigned by the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President will temporarily act as the Chief Executive Officer of the Company until the Managers determine otherwise.

(j) Chief Operating Officer. The Chief Operating Officer, if any, will report to the Chief Executive Officer or, if so directed by the Managers, to the President and will have general and active management of the Winding Up Activities to the extent directed by the Managers and will be responsible for carrying out the orders and directions of the Managers. The Chief Operating Officer will perform such other duties as from time to time may be assigned by the Managers.

(k) Vice Presidents. Each Vice President, if any, will have such powers and shall perform such duties as the Managers may from time to time prescribe or as the Managers may from time to time delegate to such Officer. At the request of the Managers, any Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the Managers may designate any Vice President to perform the duties of the President. The Managers may appoint different types of Vice Presidents with different day-to-day management responsibilities over the Winding Up Activities, including the power to employ individuals to accomplish the Winding Up Activities.

(l) Secretary. The Secretary, if any, will keep, or cause to be kept, in books provided for that purpose, minutes of the meetings of, or actions taken by, the Managers or the Members; will see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable Law; will be custodian of the records; and, in general, will perform all duties incident to the office of the Secretary and such other duties as may from time to time be assigned by the Managers.

(m) Indemnification.

(1) Subject to Section 4.8(m)(2), the Company will indemnify the Officers relating to any action or omission in such capacity from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative in which an Officer may be involved, or is threatened to be involved, as a party or otherwise so long as the Officer acted in good faith and in a manner the Officer reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Officer’s conduct was unlawful. The termination of any proceeding by judgment, order or settlement, or the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that an Officer did not meet the requisite standard of conduct set forth in this Section 4.8(m). Any indemnification pursuant to this Section 4.8(m) will be made only out of the assets of the Company, including insurance proceeds, if any, and no Member shall be required to make any Additional Capital Contribution or loan to the Company to fund such indemnification.

(2) The Company will reimburse an Officer on a monthly basis for reasonable expenses incurred by such Officer who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written undertaking by such Officer to return monies so advanced if it is ultimately determined that indemnification is not required under this Section 4.8(m) and (ii) a written affirmation by such Officer of such Officer’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 4.8(m) has been met; provided that such Officer will be required to reimburse the Company for all amounts that have been paid to such Officer by the Company if the Officer has been finally adjudged by a court of competent jurisdiction to not be entitled to indemnification under Section 4.8(m)(1).

(3) The indemnification provided by this Section 4.8(m) is in addition to any other rights to which the Officers may be entitled under any agreement, as a matter of law, or otherwise.

(4) The Company may purchase and maintain such insurance on behalf of an Officer, or an employee of the Company, as the Managers determine, against any liability that may be asserted against or expenses that may be incurred by an Officer or an employee in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify the Officer or employee against such liability under the provisions of this Agreement.

(5) In no event may any Officer subject the Managers or Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(6) No Officer will be denied indemnification in whole or in part under this Section 4.8(m) because the Officer or any Affiliate of the Officer had an interest in the transaction with respect to which the indemnification applies, if the transaction was approved by the Managers or the Members or was otherwise permitted by the terms of this Agreement.

(7) The provisions of this Section 4.8(m) are for the benefit of the Officers and their respective heirs and personal representatives, and will not be deemed to create any rights for the benefit of any other Persons.

(8) Any amendment, modification or repeal of this Section 4.8(m) or any provision in this Section 4.8(m) will be prospective only and will not in any way affect the rights of any Officer under this Section 4.8(m) as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

Section 4.9 Dispute Resolution.

Any disputes between the Members in regard to application, interpretation or enforcement of any provision hereof shall be addressed by discussions and negotiations between the Greenbrier Manager on behalf of the Greenbrier Member and the Watco Manager on behalf of the Watco Members, and if such persons are unable to resolve the dispute within thirty (30) days after any discussions or negotiations commence with respect to such dispute, then the Members may avail themselves of all other rights or remedies under this Agreement or otherwise available at law or in equity.

ARTICLE 5

Allocations and Distributions

Section 5.1 Distributions.

Distributions of assets in connection with the dissolution of the Company and GBW Operating Sub and Winding Up Activities have and shall be made as contemplated and provided for in Section 8.2(b) of this Agreement.

Section 5.2 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits and Losses. Except as provided in Section 5.2(b), Profits and Losses for any period after the Effective Time will be allocated to the Members in proportion to their respective Sharing Ratios.

(b) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

(1) Company Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Section 5.2, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, the Members will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods). The amount allocated to each Member under this Section 5.2(b)(1) will be an amount equal to the total net decrease in the Member’s Minimum Gain Share at the end of the immediately preceding taxable year. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b)(1) is intended to comply with the “partnership minimum gain chargeback” requirements of the Treasury Regulations and the exceptions thereto and is to be interpreted consistently therewith.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5.2 (other than Section 5.2(b)(1) which will be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain attributable to any Member Nonrecourse Debt (determined under Treasury Regulations Section 1.704-(2)(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to the portion of such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain with respect to such Member Nonrecourse Debt that is allocable to the Disposition of Company property subject to such Member Nonrecourse Debt. The items to be so allocated will be determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 5.2(b)(2) is intended to comply with the “partner minimum gain chargeback” requirements of the Treasury Regulations and the exceptions thereto and is to be interpreted consistently therewith.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(b)(3) will be made only if and to the extent that such Member would have such a deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.2(b)(3) were not in this Agreement. It is intended that this Section 5.2(b)(3) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Sharing Ratios in the Company.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Depreciation Recapture. If there is any recapture of Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture will be shared by the Members in the same proportion as the deduction for such Depreciation or investment tax credit was shared, to the extent possible.

(8) Reallocation. To the extent Losses allocated to a Member would cause such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to other Members to the extent such reallocation does not cause any such other Member to have, or increase, an Adjusted Capital Account Deficit. If any Member receives an allocation of Losses otherwise allocable to another Member in accordance with this Section 5.2(b)(8), the Member will be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. This allocation of Profits (if any) will be made before any allocations under Section 5.2(a) but after any other allocations under Section 5.2(b).

(9) Interest in Company. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Member if the allocation would not have “economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Member’s interest in the Company within the meaning of Treasury Regulations Section 1.704¬1(b)(3). The Managers may reallocate any item in accordance with this Section 5.2(c)(9).

(c) Curative Allocations. The allocations set forth in Section 5.2(b)(1) through 5.2(c)(9) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Distributions. Accordingly, the Managers are authorized to further allocate Profits, Losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company Distributions would be divided among the Members under Section 5.1 and Section 8.2 but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Members so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managers will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

(d) Tax Allocations; Code Section 704(c). Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of Profit or Loss is allocated pursuant to Section 5.2(a). In accordance with Code Section 704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Book Value. If the Book Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to that asset will take into account any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any other elections or decisions relating to Section 704(c) allocations under this Section 5.2(d) will be made in any manner that the Managers determine reasonably reflects the purpose and intention of this Agreement. Section 704(c) allocations under this Section 5.2(d) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account, or share of Profits, Losses or other items or Distributions under any provision of this Agreement. The Company hereby adopts the remedial allocation method provided in Treasury Regulations Section 1.704-3 for allocations of such variation, whether resulting from a contribution of assets with a variation or as a result of a revaluation of the Book Value.

(e) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

(1) Solely for purposes of determining a Member’s proportionate share of “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Company Profits is equal to such Member’s Sharing Ratio; provided, however, that if proposed Treasury Regulations are finalized requiring use of liquidation value percentages, such percentages (if different from profits percentages) will be used for allocating “excess nonrecourse liabilities.”

(2) For purposes of determining the Profits, Losses or any other item allocable to any period (including allocations among Members as a result of any Membership Interest that has been Disposed of during the Fiscal Year), Profits, Losses and other items will be determined using a “closing of the books” method to the extent permitted under Code Section 706 and the related Treasury Regulations, and if not so permitted then on a daily, monthly or other basis, as determined by the Managers using any permissible method under Code Section 706 and the related Treasury Regulations.

(f) Member Acknowledgment. The Members agree to be bound by the provisions of this Section 5.2 in reporting their shares of Company income and loss for income tax purposes.

Section 5.3 Tax Withholding.

Notwithstanding any other provision of this Agreement, the Managers may take any action that the Managers determine is necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax Law, including withholding on any Distribution to any Member. For purposes of this Article 5, any amount withheld on any Distribution and paid over to the appropriate Governmental Authority will be treated as if such amount had in fact been distributed to the applicable Member.

Section 5.4 Compliance with Code.

The foregoing provisions of this Article 5 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704 1(b) and 1.704-2, and are to be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 5.5 Basis Adjustment.

Upon the Disposition of all or part of an interest in the Company or a Disposition of property to a Member, or any other transaction permitting an election pursuant to Section 754 of the Code, the Managers will cause the Company to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s assets as provided in Sections 734 and 743 of the Code.

ARTICLE 6

Dispositions of Membership Interests

Section 6.1 Restrictions on Disposition.

(a) Except with the express prior written approval of the other Members, which approval may be withheld by each such Member in its sole and absolute discretion, or as expressly permitted in this Article 6, no Member may Dispose of all or any part of such Member’s Membership Interest or any beneficial right or interest therein, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law, and any attempt to do so will be void. Each Member may, without any approval of the other Members (but only after ten (10) days’ prior written notice to the other Members), Dispose of all or any part of such Member’s Membership Interest to an Affiliate of such Member, provided that (i) with respect to the Greenbrier Member, such Affiliate is a directly or indirectly wholly-owned Subsidiary of The Greenbrier Companies, Inc. (“Greenbrier Parent”), and (ii) with respect to the Watco Members, such Affiliate is a directly or indirectly wholly-owned Subsidiary of Watco Companies (“Watco Parent”), with such transferee being admitted as a substitute Member with respect to the subject Membership Interest to the extent indicated in the documentation providing for such Disposition. Irrespective of any other provision contained herein, a Member may pledge its Membership Interest to a commercial bank, commercial bank group, or commercial bank syndication or any administrative agent thereof (collectively “Banks”) to the extent required under such Member’s credit agreement or similar arrangement. The Company will cooperate and execute such documents as may be reasonably requested by any Member or Bank to facilitate such pledge at such Member’s cost and expense. Any pledge by a Member of its Membership Interest must be on the condition that the Banks’ rights to foreclose or otherwise execute upon the Membership Interests and the Bank’s transferee being admitted as a substituted member will be subject to the provisions of this Article 6. No such Bank (or its transferee, except transferees pursuant to Section 6.3), pledgee or secured party will be permitted to vote, consent to or approve any matters under this Agreement, or appoint (or direct the vote, consent or approval of) any Manager.

(b) Notwithstanding anything to the contrary contained herein, but subject to Section 6.1(d), as to which this Section 6.1(b) is inapplicable, unless the other Members consent, no Member may Dispose of all or any portion of its Membership Interest if such Disposition would otherwise cause the Company to lose its status as a partnership for federal income tax purposes.

(c) Notwithstanding anything to the contrary contained herein, no Member may Dispose of all or any portion of its Membership Interest if such Disposition would violate any federal securities Laws or any applicable state securities Laws (including suitability standards).

(d) Notwithstanding anything to the contrary contained herein (other than Section 6.1(c), as to which this Section 6.1(d) is subservient, but including Sections 6.1(b), 6.2, and 6.3, as to which this Section 6.1(d) controls), either Watco Member may, upon ten (10) days’ prior written notice to the Greenbrier Member, transfer or otherwise Dispose of its Membership Interests to the other Watco Member at any time and from time to time. If there is more than one Greenbrier Member, either Greenbrier Member may, upon ten (10) days’ prior written notice to the Watco Members, transfer or otherwise Dispose of its Membership Interests to the other Greenbrier Member at any time and from time to time.

Section 6.2 Assignees.

(a) The Company will not recognize for any purpose any purported Disposition of all or any portion of a Membership Interest unless the provisions of this Article 6 have been satisfied, all costs of such Disposition have been paid by the assigning Member, such Disposition is exempt from registration under the Securities Act and any applicable state securities act, and there is delivered to the Managers, if requested by any of the Managers, an opinion of counsel reasonably satisfactory to the Managers with respect thereto, and there is filed with the Company a written and dated notification of such Disposition, in form reasonably satisfactory to the Managers, executed by both the seller, assignor or transferor and the purchaser, assignee or transferee and the notification (1) contains the acceptance by the purchaser, assignee or transferee of an agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such Disposition was made in accordance with all applicable securities Laws (including suitability standards). Any Disposition of all or any portion of a Membership Interest will be recognized by the Company as effective as of the date of the Disposition.

(b) A Person who is the assignee of all or any portion of a Membership Interest, but does not become a substituted Member pursuant to Section 6.3, and desires to make a further assignment of such Membership Interest, will be subject to all the provisions of this Article 6 to the same extent and in the same manner as any Member desiring to make a Disposition of all or any portion of its Membership Interest.

(c) A Person who is the assignee of all or any portion of a Membership Interest, but does not become a substituted Member pursuant to Section 6.3, will not be entitled to vote on, consent to, call for or approve any matters under this Agreement in the capacity as a Member.

Section 6.3 Additional and Substituted Members.

(a) Except as otherwise expressly provided in this Article 6, no Member may substitute in its place a purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of all or any portion of the Membership Interest of such Member. Subject to Section 6.3(b), any such purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient of all or any portion of a Membership Interest will be admitted to the Company as a substituted Member only with the consent of the other Members, which consent may be granted or withheld by the other Members in their sole and absolute discretion.

(b) Notwithstanding the provisions of Section 6.3(a), the other Members may not unreasonably withhold their consent to admit a substituted Member. The parties acknowledge that it will not be unreasonable for any Member may withhold its consent if the Member determines in good faith that the admission of such purchaser as a substituted Member could reasonably be expected to have a material adverse effect on the Winding Up Activities.

ARTICLE 7

Books and Records; Accounting; Reporting; Tax Elections; Etc.

Section 7.1 Books and Records; Financial Statements.

(a) The books and records of the Company and its Subsidiaries will be maintained by the Company at its principal office and will be available for examination at such office by any Member or its duly authorized representatives upon reasonable notice.

(b) Financial statements (consisting of an unaudited balance sheet and unaudited profit and loss statement), in the form prepared for the Managers, will also be delivered to the Members on a monthly basis, no later than ten (10) days after month end, and on a quarterly basis, no later than 20 days after quarter end.

(c) As soon as practicable following the end of each Fiscal Year (and in any event not later than 45 days after the, end of each Fiscal Year), the Company will prepare and deliver to each Member:

(1) information necessary for the Members to comply with reporting, disclosure, filing, record retention and other requirements imposed under applicable securities and tax Laws; and

(2) other pertinent information reasonably requested by any Member regarding the Company and its Subsidiaries.

(d) Nothing in this Section 7.1 is intended to limit the obligations of the Company under the Information Sharing and Cooperation Agreement between the Company and Watco Companies or the Information Sharing and Cooperation Agreement between the Company and The Greenbrier Companies, Inc.

Section 7.2 Accounting Basis for Tax Reporting Purposes; Tax Matters Member.

(a) Subject to Section 7.4, the books and records of the Company and its Subsidiaries will be kept on such method of reporting for tax and financial reporting purposes as the Managers select.

(b) Millennium Rail, L.L.C. is hereby designated as the Company’s “TMM,” to serve with respect to the Company in the same capacity as a “tax matters partner” as defined in the Code (including serving in the capacity as the partnership representative as defined in Section 6223(a) of the Code, as revised by the Bipartisan Budget Act of 2015, H.R. 1314, or “BBA of 2015”), and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. Millennium Rail, L.L.C. hereby accepts such designation. All reasonable out-of-pocket expenses incurred by the TMM in this capacity will be considered expenses of the Company for which the TMM is entitled to full reimbursement. The TMM shall cause to be prepared and filed all federal, foreign, state and local income tax returns of the Company. The Members specifically acknowledge, without limiting the general applicability of this Section, that the TMM will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a “Tax Matters Member.” All out-of-pocket expenses incurred by the TMM in the capacity of “Tax Matters Member” will be considered expenses of the Company for which the TMM is entitled to full reimbursement. If an audit results in an imputed underpayment by the Company as determined in Section 6225 of the Code (as revised by the BBA of 2015), the TMM will make the “push out” election under Section 6226(a) of the Code (as revised by the BBA of 2015) in the manner and within the timeframe required, and each Member or former Member agrees to take the appropriate adjustment into account as required by Section 6226(b) of the Code (as revised by the BBA of 2015) and will be liable for any related interest, penalty, addition to tax, or additional amount. Notwithstanding any other provision of this Agreement, the provisions of the previous sentence shall survive the termination of the Company or the transfer of any Member’s Membership Interest and will remain binding upon the Members for a period of time necessary to resolve any such matters.

(c) The TMM will not make or alter any tax election that it reasonably believes could adversely and disproportionately affect the other Members without obtaining written approval from the other Members. Prompt notice shall be given to each of the Members upon the receipt by the TMM of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return or records or books of the Company. The TMM shall act in such capacity reasonably at all times, shall keep the other Members informed as to its actions and the status of the Company’s income tax affairs (including any threatened, pending or ongoing income tax audits) and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Code (prior to being revised by the BBA of 2015) and the Regulations thereunder. If an audit of any of the Company’s income tax returns shall occur, the TMM shall not settle or otherwise compromise assertions of the auditing agent in a manner that could reasonably be expected to have a material adverse effect on any Member, as compared to the position taken on the Company’s tax returns, without the prior written consent of each such affected Member.

(d) Each Member shall be considered to have retained such rights (and obligations, if any) as are provided for under the Code or any other applicable Law with respect to any examination, proposed adjustment or proceeding relating to Company tax items (including its rights under Section 6224(c) of the Code (prior to being revised by the BBA of 2015) and its right to notice of any proposed tax settlements in any court case involving the Company). The TMM shall notify the Members, within thirty (30) days after the TMM receives notice from the IRS or any other taxing authority, of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items. The TMM shall provide the Members with notice of its intention to extend the statute of limitations or file a tax claim in any court at least ten (10) days before taking such action and shall not take such action without the prior written approval of the Members. If the other Members notify the TMM of their intention to represent themselves, or to obtain independent counsel and other advisors to represent them, in connection with any such examination, proceeding or proposed adjustment, the TMM agrees to supply such other Members and their counsel and other advisors, as the case may be, with copies of all written communications received by the TMM with respect thereto, together with such other information as they may reasonably request in connection therewith. The TMM further agrees, in that event, to cooperate with such other Members and their counsel and other advisors, as the case may be, in connection with their separate representation, to the extent reasonably practicable and at the sole cost and expense of such other Members. In addition to the foregoing, the TMM shall notify the Members prior to submitting a request for administrative adjustment on behalf of the Company.

(e) No Member, officer, agent or employee of the Company is authorized to, or may, file IRS Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for federal income tax purposes. The Members agree to take such action as may be necessary or required (and permitted under the terms of this Agreement) to maintain the status of the Company as a partnership for federal income tax purposes.

(f) The provisions of this Section 7.2 shall survive any termination of this Agreement.

Section 7.3 Tax Reports.

(a) Upon written request, the TMM will provide the other Members a reasonable opportunity to review and comment on all income tax returns prior to the filing of such income tax returns. As soon as is reasonably practicable after the end of each Fiscal Year, the TMM will cause the Company to send to each Member a federal Schedule K-1 within 105 days after the end of each Fiscal Year and similar required information for state, local and foreign income tax purposes for the Fiscal Year that ended, together with such other tax information as is reasonably necessary for the preparation by such Member of its federal, state, local and foreign income tax returns by such date. The Managers will also send to each Member any other reports or statements reasonably requested by such Member from time to time.

(b) The Company will provide to the Members any other financial or tax information regarding the Company and its Subsidiaries reasonably requested by a Member, including (1) book and tax basis information for the Company’s and its Subsidiaries’ assets sufficient to allow a Member to satisfy its own obligations and make its own computations, allocations and adjustments under Code Sections 704(b), 704(c) and 754 and (2) access to the financial and tax service providers (including the Company’s accountants) of the Company.

Section 7.4 Tax Elections.

The Company has or will make the following elections on the appropriate tax returns, to the extent applicable:

(a) to maintain the Company’s historical Fiscal Year for tax purposes;

(b) to adopt the accrual method of accounting;

(c) to elect to amortize the organizational expenses of the Company ratably over the period as permitted by Section 709(b) of the Code and to elect to amortize the start-up expenditures of the Company as permitted by Section 195(b) of the Code;

(d) to make an election pursuant to Section 754 of the Code (in the first year in which there is a transaction occurs that permits such election); and

(e) subject to Section 7.2, to make any other election the Managers deem appropriate.

The Company and its Members will take all necessary steps to cause the Company to be treated as a partnership for federal and applicable state income tax purposes. Neither the Company nor any Member will make an election for the Company to be excluded from the application of the provisions of Subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement will be construed to sanction or approve such an election. In addition, the Company will not make an election under the Code (and applicable Treasury Regulations) or any similar provisions of applicable state Law, or take any other action that could result in the Company being treated as a corporation for income tax purposes without the unanimous approval of the Members.

ARTICLE 8

Dissolution, Liquidation and Termination of the Company

Section 8.1 Dissolution, Winding Up, and Termination of the Company and GBW Operating Sub.

(a) The Company and GBW Operating Sub are dissolved as of the Closing, as contemplated and provided for in the Dissolution Agreement.

(b) The Winding Up Activities will be conducted, and the assets of the Company will be transferred and distributed, as contemplated and provided for in the Dissolution Agreement.

(c) The Company will not terminate until the Winding Up Activities have been completed, as mutually determined by the Managers, the assets of the Company have been transferred and distributed, and a certificate of cancellation has been filed with the Delaware Secretary of State, all as contemplated and provided for in this Agreement, the Dissolution Agreement and the Act.

Section 8.2 Use of Cash on Hand.

(a) Subject to the restrictions and limitations contained in this Agreement and the Dissolution Agreement, available cash on hand in bank accounts maintained by the Company or the GBW Operating Sub will, as directed by the Managers, be used to pay expenses and obligations of the Company and GBW Operating Sub in connection with the Winding Up Activities.

(b) In settling accounts in connection with the Winding Up Activities, the assets of the Company and GBW Operating Sub will be paid or distributed in the following order:

(1) first, to creditors of the Company (including Members, Managers and any Affiliate of any Member or Manager), in the order of priority as provided by applicable Laws; and

(2) then, any remainder will be distributed to the Members in the following order: (i) pro rata, in accordance with their respective Sharing Ratios to the extent of each Member’s positive Capital Account (and after the positive Capital Accounts of one or more Members is eliminated under this this clause (i) to the remaining Members in accordance with their relative Sharing Ratios until the positive Capital Accounts of each Member is eliminated), and (ii) thereafter in accordance with their respective Sharing Ratios.

Notwithstanding the foregoing, no Distributions will be made pursuant to this Section 8.2(b) before giving effect to the allocations of Profits, Losses and other items, pursuant to Section 5.2.

It is the intention of the parties hereto that liquidating distributions of the Company be made in accordance with the positive Capital Accounts of the Members, to the extent possible. Items of income, gain, loss and deduction for the year of liquidation (including items of gross income) shall be allocated to cause the positive balances of the Capital Accounts of the Members to be equal to the amount which each Member is entitled to receive based upon their respective Sharing Ratios.

Section 8.3 Distributions in Kind.

With respect to Distributions in kind as made to the Members pursuant to the Dissolution Agreement or otherwise, the Capital Account balances of such Members will be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value (as determined in accordance with the method for determining Book Value), pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e)(1).

Section 8.4 Date of Termination.

The Company will be terminated when all the cash or property available for application and distribution under Section 8.2 has been applied and distributed in accordance therewith and a certificate of cancellation has been filed pursuant to Section 8.6.

Section 8.5 Waiver of Partition.

Each Member hereby irrevocably waives any right or power it may possess to compel a partition or sale of any asset of the Company or to compel a winding up of the Company other than as expressly set forth in this Agreement, subject to any Distribution in kind pursuant to Section 8.3.

Section 8.6 Certificate of Cancellation.

Upon the completion of the Winding Up Activities, the Managers will thereafter cause to be filed with the Delaware Secretary of State a certificate of cancellation, pursuant to the requirements of the Act, canceling the Certificate of Formation.

ARTICLE 9

Representations and Warranties of the Members

Section 9.1 Access to Information.

Each Member has been afforded full opportunity to request any and all relevant information and ask questions concerning the Winding Up Activities, has been provided all information and copies of documents it has requested and has received answers to such questions to its full satisfaction.

Section 9.2 No Registration.

Each Member recognizes that the Membership Interests have not been registered under the Securities Act or applicable state securities Laws and were sold pursuant to the exemptions from registration offered by Section 4(2) of the Securities Act and the regulations promulgated thereunder and by applicable state Law provisions.

Section 9.3 No Tax Representations.

Each Member represents and warrants that it has consulted its own tax advisor with respect to the tax aspects of such Member’s acquisition and ownership of its Membership Interest, the dissolution of the Company and GBW Operating Sub, and the Winding Up Activities, as provided herein and in Dissolution Agreement. Each Member represents and warrants that it is not relying upon any representations that may have been made by the Company or any other Member as to any tax projections or tax consequences of the Member’s acquisition and ownership of its Membership Interest, the dissolution of the Company and GBW Operating Sub, and the Winding Up Activities, as provided herein and in Dissolution Agreement.

ARTICLE 10

Meetings of Members

Section 10.1 Place of Meetings.

No meetings of the Members will be required but may be held upon the mutual written determination of all of the Members.

ARTICLE 11

Miscellaneous Provisions

Section 11.1 Address for Notices.

All notices, demands, consents, approvals and reports provided for in this Agreement must be in writing and must be given to the parties at the addresses set forth herein or at such other addresses as the Member may hereafter specify in writing. Such notices may be delivered by hand, may be mailed, postage prepaid, by certified or registered mail, return receipt requested, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service, or may be sent by nationally recognized overnight delivery service (e.g., FedEx), freight prepaid. All notices that are hand delivered will be deemed given on the date of delivery. All notices that are mailed in the manner provided above will be deemed given five days after being mailed. All notices that are sent by nationally recognized overnight delivery service in the manner provided above will be deemed given on the first Business Day after the Business Day on which the sending Member delivered the notice to the overnight delivery service.

Section 11.2 Additional Documents and Acts.

In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Members agree to execute such additional documents and papers, and to perform and do such additional acts as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

Section 11.3 Applicable Law; Forum; Waiver of Jury Trial.

(a) This Agreement and the application or interpretation hereof, are governed exclusively by the Laws of the State of Delaware, and specifically the Act.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, whether in contract, tort or otherwise, must be brought in the federal courts of the United States of America located in the District of Delaware, or the courts of the State of Delaware, so long as one of such courts have subject-matter jurisdiction over the suit, action or proceeding, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or later have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Schedule 1 will be effective service of process for any suit, action or other proceeding brought in any such court.

(c) The Members hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement and the transactions contemplated thereby.

Section 11.4 Confidentiality.

The terms of this Agreement, the terms of the Transaction Documents and Dissolution Agreement, the identity of any Member, any principal of a Member or any Affiliate of any Member or the relative or absolute rights or interests of any of the Members, all business, financial or other information relating directly to the conduct of the business and affairs of the Company and its Subsidiaries or the Winding Up Activities, and the identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition or other transaction or in whom the Company may invest directly or indirectly (collectively, the “Information”) that has not been publicly disclosed with the consent of the Managers is confidential and proprietary information of the Company the disclosure of which would cause irreparable harm to the Company and the Members. Notwithstanding the foregoing, “Information” shall not include (a) information that is or becomes publicly available other than by the act or omission of a Member or any Affiliate of any Member in violation of this Agreement, or (b) information that is independently developed by a Member or any Affiliate of any Member without using Information in violation of this Agreement. Accordingly, each Member, Manager and Officer will not (and each Member will direct its shareholders, partners, members, directors, officers, managers, agents, employees, advisors (including any appraiser selected by or on behalf of it), and Affiliates not to) disclose to any Person any Information or confirm any statement made by third persons regarding Information unless the Managers consent thereto or until the Company has publicly disclosed the Information. The covenants contained in this Section 11.4 will survive the Disposition of the Membership Interest of any Member and the termination of the Company and, in the case of each Manager and Officer, such Person ceasing to be a Manager or Officer.

Notwithstanding any contrary provision in this Section 11.4, any Member may, without breach of the covenants set forth in this Section 11.4 and without notice to or consent of the Managers, disclose any Information in any filing required of such Member or such Member’s Affiliate with any securities commission or other regulatory agency, to any financial advisors, accountants, attorneys, employees, or similar representatives or as may be required by applicable Law or the securities listing requirements applicable to such Member or such Member’s Affiliates. For the avoidance of doubt, disclosure of Information by a Member or any of its Affiliates as contemplated by (i) the Contribution Agreement or Dissolution Agreement, (ii) the Information Sharing and Cooperation Agreement between the Company and Watco Companies or (iii) the Information Sharing and Cooperation Agreement between the Company and The Greenbrier Companies, Inc. shall not constitute a breach of this Section 11.4. Nothing in this Section 11.4 is intended to modify or supersede the terms of the Information Sharing and Cooperation Agreement between the Company and Watco Companies or the Information Sharing and Cooperation Agreement between the Company and The Greenbrier Companies, Inc.

Section 11.5 Amendments.

(a) Requirements. Except as otherwise expressly set forth in this Agreement, the Certificate of Formation and this Agreement may be amended, or compliance herewith waived, by action of both Managers; provided, however, that any amendment or modification (i) altering any Member’s share of allocations of Profits (or any item thereof) and Losses (or any item thereof) or Distributions (other than as a result of the issuance of additional Membership Interests or adjustments to Sharing Ratios as expressly permitted herein), (ii) altering any Member’s rights or the composition of the Managers or the Managers’ Voting Rights (other than as expressly provided herein), (iii) modifying in any manner a Member’s obligation to make Capital Contributions or loans or otherwise modifying Article 3 or Section 5.1, (iv) otherwise altering the limited liability of a Member, or (v) amending Section 2.5, Section 4.9, Section 8.2 or Section 11.4, requires the consent of each Member affected thereby.

(b) Amendments Without Consent. In addition to amendments pursuant to Section 11.5(a), amendments of this Agreement may be made from time to time by the Managers, without the consent of any of the Members, (i) to cure any ambiguity, or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, (ii) to delete or add any provision of this Agreement required to be so deleted or added by any state or provincial securities commissioner or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members, (iii) to revise this Agreement as necessary to comply or conform with any revisions in applicable Laws governing the Company, (iv) to effect a change that the Managers in their sole discretion determine to be necessary or desirable to qualify or continue the qualification of the Company as a limited liability company or as an Entity in which the Members have limited liability under the Laws of any state or to ensure that the Company will not be taxed as an association taxable as a corporation for federal income tax purposes, and (v) to reflect the admission of substituted Members in the Company; provided however, that no amendment may be adopted pursuant to clauses (i) through (v) above unless the adoption thereof, in the opinion of the Managers, is for the benefit of or not adverse to the interest of the Members and, in the opinion of counsel, does not affect the limited liability of the Members or the status of the Company as a partnership for federal income tax purposes. The Managers will promptly notify the Members of any amendment adopted pursuant to clauses (i) through (v) of this Section 11.5(b).

Section 11.6 Binding Effect.

Except as herein otherwise provided to the contrary, this Agreement is binding upon and will inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

Section 11.7 No State-Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

Section 11.8 Entire Agreement.

This Agreement, along with the Transaction Documents (as defined in the Dissolution Agreement) and the Dissolution Agreement, contain all of the understandings and agreements of whatsoever kind and nature existing between the Members with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect thereto, including the Limited Liability Company Agreement of the Company dated July 14, 2014, and the Amended and Restated Limited Liability Company Agreement of the Company dated July 18, 2014.

Section 11.9 Severability.

Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity of the remainder of this Agreement.

Section 11.10 No Waiver.

No waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder will be deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Member to complain of any act or omission of any other Member, or to declare such other Member in default irrespective of how long such failure continues, will not constitute a waiver hereunder. No notice to or demand on a defaulting Member will entitle such defaulting Member to any other or further notice or demand in similar or other circumstances.

Section 11.11 Counterparts.

This Agreement may be executed and delivered in multiple counterparts, including by email, facsimile, pdf, or other electronic means, each of which will be deemed to be an original, will be binding upon the Member who executed the same, and all of such counterparts will constitute the same agreement.

Section 11.12 Approvals.

Except where otherwise indicated, all approval, waiver, consent and other similar rights of the Managers and the Members pursuant to this Agreement may be exercised by the Managers and Members, and such approvals, waivers, consents and other similar rights may be granted or denied by such Managers and Members, in their sole and absolute discretion. Each Manager, in making any decisions or determinations or taking any actions in the capacity of a Manager, in regard to approvals, consents and other similar rights, or otherwise, may consider and favor the rights and interests of the Member that appointed or designated such Manager (including the rights ‘and interests of such Member’s Affiliates) rather than the rights and interests of all Members, or the Company and its Subsidiaries, as a whole, and, except to the extent specifically set forth in this Agreement, such decision, determination or action will not be a breach of any fiduciary duty to the Company, and the Manager will not be required to abstain from participating in regard to any decisions or determinations or taking any actions (or any approvals, consents and other similar rights relating thereto) that directly or indirectly affect or involve the rights or interests of such Member (or the rights or interests of such Member’s Affiliates).

Section 11.13 Creditors and Other Third Parties Not Benefited.

Nothing in this Agreement is intended to nor will it benefit any creditor of the Company or any other third party. Except as provided herein, no creditor of the Company or other third party will be entitled to require the Managers to solicit or accept any loan or Capital Contribution for the Company or to enforce any right that the Company or any Member may have against a Member, whether arising under this Agreement or otherwise.

Section 11.14 Successors and Assigns.

This Agreement is binding upon and will inure to the benefit of the Members, and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing contained herein negates or diminishes the restrictions set forth in Article 6.

Section 11.15 Exhibits and Schedules.

Each exhibit and schedule to this Agreement is incorporated herein for all purposes.

[Signature page follows]

Each of the undersigned, being the Members of the Company, have caused this Agreement to be duly executed and delivered as of the Effective Time.

GREENBRIER MEMBER:	GREENBRIER RAIL SERVICES HOLDINGS, LLC

	By:	/s/ Martin R. Baker
	Name:	Martin R. Baker
	Title:	Senior Vice President

WATCO MEMBERS:	WATCO MECHANICAL SERVICES, L.L.C.

	By:	/s/ Rick D. Baden
	Name:	Rick D. Baden
	Title:	President & Chief Financial Officer

MILLENNIUM RAIL, L.L.C.

	By:	/s/ Rick D. Baden
	Name:	Rick D. Baden
	Title:	President & Chief Financial Officer

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

EXHIBIT A

Glossary; Certain Interpretive Matters

1. “Act” means the Delaware Limited Liability Company Act.

2. “Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of any relevant date after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii) and 1.704-2, and is to be interpreted consistently therewith.

3. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

4. “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person to whom reference is made.

5. “Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company.

6. “Banks” has the meaning set forth in Section 6.1(a).

7. “BBA of 2015” has the meaning set forth in Section 7.2.

8. “Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except that the amount of assets of the Company have been adjusted and shall be further adjusted upon each of the following: (a) the initial Book Value of any asset contributed by a Member to the Company will be the fair market value of such asset, as determined by agreement of the contributing Member and the Managers; (b) the Book Value of all Company assets will be adjusted in the event of a revaluation to equal their respective gross fair market values, as reasonably determined by the Managers, as of the following times: (1) the acquisition of any additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company; (3) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (4) in connection with the grant of an interest in the Company (other than a de

Exhibit A

minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (c) the Book Value of any Company asset distributed to any Member will be the fair market value of such asset on the date of distribution, as determined by the Managers; (d) such Book Value will be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and (e) the Book Value of all Company assets will be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m). For the avoidance of doubt, Book Value will not refer to computations described for GAAP purposes.

9. “Business” means the building, acquiring, owning, leasing, subleasing or operating, prior to the Effective Time, of railcar repair, refurbishment or maintenance facilities and businesses in the United States, Canada and Mexico. For the sake of clarity, the Business did not include (i) the manufacturing, repairing, refurbishing and selling of railcar wheels and parts, (ii) the repairing and leasing of locomotives, (iii) the performing (or arranging to perform) of running repairs to railcars pursuant to the rules of the Association of American Railroads while such railcars are located on a rail line, and (iv) the manufacturing, operating, leasing, managing or controlling of railcars.

10. “Business Day” means a day other than a Saturday, Sunday or any other day on which nationally chartered banks are authorized or required to close.

11. “Capital Account” means, with respect to any Member, the account maintained for the Member as set forth herein in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (and, for the avoidance of doubt, will not refer to computations described for GAAP purposes).

12. “Capital Contributions” means any amount(s) contributed or deemed to be contributed as equity to the capital of the Company by the Members as expressly contemplated and provided for in the Contribution Agreement, the Prior LLC Agreement, this Agreement, or the Dissolution Agreement.

13. “Certificate of Formation” means the Certificate of Formation of the Company filed with the Delaware Secretary of State.

14. “Code” means the Internal Revenue Code of 1986.

15. “Company” has the meaning set forth in the introductory clauses to this Agreement.

16. “Contribution Agreement” means the Contribution Agreement dated as of July 18, 2014 among The Greenbrier Companies, Inc., Watco Companies and the Company.

Exhibit A

17. “Control” (including the correlative terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

18. “Default Interest Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus 800 basis points, and (b) the maximum rate permitted by applicable Law, in each case accruing daily and compounding on a quarterly basis.

19. “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values as described in Book Value), Depreciation for such year or other period will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), Treasury Regulation Section 1.704-3(d) and other applicable authority based upon the method for tax allocations described in Section 5.2(d). For the avoidance of doubt, Depreciation will not refer to computations described for GAAP purposes.

20. “Dispose,” “Disposed” or “Disposition” means, with respect to any asset (including Membership Interests or any portion thereof), a sale, assignment, transfer, conveyance, gift, pledge, Encumbrance, hypothecation, exchange, or other disposition of the asset, whether such disposition be voluntary, involuntary or by operation of Law.

21. “Dissolution Agreement” has the meaning set forth in the introductory clauses to this Agreement.

22. “Distributions” means any distributions by the Company to the Members of liquidation proceeds or other amounts, or distribution of property other than money based upon its fair market value.

23. “Effective Time” has the meaning set forth in the introductory clauses to this Agreement.

24. “Encumbrance” means any lien, order, security interest, hypothec, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

25. “Entity” means a Person other than a natural person.

26. “Fiscal Year” means the fiscal year of the Company for tax return purposes as previously established by the Company.

27. “GAAP” means United States generally accepted accounting principles consistently applied.

28. “GBW Operating Sub” has the meaning set forth in the introductory clauses to this Agreement.

Exhibit A

29. “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, executive body, legislative body, branch, department, commission, official or other instrumentality of the United States, Canada or Mexico or any state, province, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over the Business or Winding Up Activities.

30. “Greenbrier Member” means Greenbrier Rail Services Holdings, LLC, an Oregon limited liability company, and any permitted assignee or successor(s)-in-interest with respect to all or any part of the Membership Interest of the Greenbrier Member, provided that any Persons comprising the Greenbrier Member must act collectively in regard to the exercise of any rights of the Greenbrier Member under this Agreement.

31. “Information” has the meaning set forth in Section 11.4.

32. “Law” or “Laws” means all domestic or foreign federal, state, territorial, provincial or local laws (statutory, common or otherwise), statutes, constitutions, treaties, conventions, rules, codes, regulations, ordinances, administrative interpretations, Orders and other pronouncements having the effect of law enacted, adopted, promulgated or applied by any Governmental Authority.

33. “Losses” has the meaning set forth in the definition of “Profits”.

34. “Manager” means any Person that is appointed or designated to act as a Manager of the Company as provided in Section 4.1, and “Managers” means all such Persons collectively in their capacity as Managers of the Company.

35. “Member” means the Persons listed as members on Schedule 1 or any successor or successors to all or part of any such Member’s Membership Interest, or any Person admitted as an additional member to the Company, in each case in accordance with this Agreement and the Act, each in the capacity as a member of the Company. “Members” mean all such Persons collectively in their capacity as members of the Company.

36. “Member Nonrecourse Debt” means any nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) of the Company for which any Member bears the economic risk of loss, in accordance with Treasury Regulations Sections 1.704-2(b)(4) and 1.752-2.

37. “Member Nonrecourse Debt Minimum Gain” means, for each Member, the amount of Minimum Gain for the Fiscal Year or other period attributable to such Member’s “partner nonrecourse debt,” determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

38. “Member Nonrecourse Deductions” means any Losses or other losses or deductions of the Company that must be allocated to a Member who bears the economic risk of loss for the “partner nonrecourse liability” to which the Losses or other losses or other deductions relate, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

Exhibit A

39. “Membership Interest” means all of the rights and obligations of a Member in respect of such Member’s ownership interest in the Company, including a Member’s Capital Account, Sharing Ratio, Voting Rights, the right to receive allocations and Distributions to the extent provided under this Agreement, and any other rights and obligations of a Member under this Agreement.

40. “Minimum Gain” means, with respect to all nonrecourse liabilities of the Company, the minimum amount of gain that would be realized by the Company if the Company Disposed of the Company property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

41. “Minimum Gain Share” means, for each Member, the Member’s share of Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

42. “Nonrecourse Deductions” means, for each Fiscal Year or other period, an amount of Company deductions that are characterized as “nonrecourse deductions” under Treasury Regulations Section 1.704-2(c).

43. “Officer” means any Chief Executive Officer, President, Vice President, Secretary, Chief Financial Officer and any other officer duly appointed or elected by the Managers in accordance with the terms of this Agreement.

44. “Order” means any award, decisions, injunction, judgment, order writ, decree, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

45. “Person” means an individual, a corporation, a sole proprietorship, a partnership (general or limited), a limited liability company, an association, a trust, a joint venture, or any other entity or organization, including a Governmental Authority.

46. “Prime Rate” means a rate equal to the prime rate as published in The Wall Street Journal “Money Rates” table, adjusted daily. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate.

47. “Prior LLC Agreement” has the meaning set forth in the introductory clauses to this Agreement.

48. “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

Exhibit A

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, will be subtracted from such taxable income or loss;

(c) gain or loss resulting from any Disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Value of the property Disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” herein;

(e) if the Book Value of any Company asset is adjusted pursuant to paragraphs (b), (c) or (e) of Book Value, the amount of the adjustment will be treated as an item of gain or loss from the disposition of such asset and will be taken into account for purposes of computing Profit or Loss to the extent required to comply with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(2), and Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and

(f) to the extent not otherwise provided in this Agreement, any items that are specifically allocated pursuant to Section 5.2(b) will not be taken into account in computing Profits or Losses.

49. “Regulatory Allocations” has the meaning set forth in Section 5.2(c).

50. “Securities Act” means the Securities Act of 1933.

51. “Sharing Ratio” means the percentage assigned to such Member in accordance with Section 3.7.

52. “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a limited or general partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person. Any references to “Subsidiary” or “Subsidiaries” in this Agreement shall be the Subsidiaries of the Company unless otherwise specifically indicated.

Exhibit A

53. “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

54. “Voting Rights” means a Person’s right to vote on, approve, consent to, or call for any particular action, decision or matter under this Agreement in such Person’s capacity as a Member or Manager (as applicable).

55. “Watco Companies” means Watco Companies, L.L.C., a Delaware limited liability company.

56. “Watco Members” means Watco Mechanical Services, L.L.C., a Kansas limited liability company, and Millennium Rail, L.L.C., a Delaware limited liability company, and any permitted assignee(s) or successor(s)-in-interest with respect to all or any part of the Membership Interest of a Watco Member, provided that any Persons comprising the Watco Members must act collectively in regard to the exercise of any rights of the Watco Members under this Agreement.

57. “Winding Up Activities” has the meaning set forth in Section 2.4(a).

58. “Winding Up Payment Obligations” has the meaning set forth in Section 3.2(a).

Exhibit A

Interpretive Matters

In construing this Agreement, it is the intent of the parties that:

(a) the captions of the articles, sections or subsections, or to the Table of Contents in this Agreement are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(d) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(e) the meanings of the defined terms are applicable to both the singular and plural forms thereof;

(f) all references to prices, values or monetary amounts refer to United States dollars;

(g) all references to articles, sections, paragraphs, clauses, exhibits or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(h) each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the body of this Agreement and any exhibit or schedule, the provisions of the body of this Agreement will control;

(i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;

(j) the word “or” is disjunctive but not necessarily exclusive;

(k) all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or revised or as in effect at the applicable time, including corresponding provisions of future agreements or Laws;

(l) as used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, will have the respective meanings given to them under GAAP;

(m) in the event of any conflict between this Agreement and the Dissolution Agreement, the Dissolution Agreement will in all cases govern and be controlling.